Exhibit 99.1

AGTC Announces Financial Results for the Quarter Ended December 31, 2015

Collaboration Update: Biogen Selects Adrenoleukodystrophy (ALD) as a Discovery Program

GAINESVILLE, Fla., and CAMBRIDGE, Mass., February 8, 2016– Applied Genetic Technologies Corporation (NASDAQ: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, with a primary focus on ophthalmology, today announced financial results for the quarter ended December 31, 2015. The company also announced that Biogen (NASDAQ: BIIB) has selected adrenoleukodystrophy (ALD) as the first publicly announced of the three discovery programs under its collaboration with AGTC.

“Over the past several months, AGTC has met several important corporate and clinical milestones and continues to make progress towards advancing novel AAV-based gene therapy candidates for the treatment of rare diseases,” said Sue Washer, President and CEO of AGTC. “We have had several exciting developments recently, including receiving U.S. orphan drug designation for our achromatopsia A3 program, announcing additional collaborations with leading gene therapy and genetics organizations, and today’s announcement of ALD as a selected discovery program under our partnership with Biogen. We anticipate that this growth and development will continue in 2016.”

Recent Highlights

•

In January, AGTC announced a collaboration with the BCM Families Foundation (BCMFF) to develop an AAV-based gene therapy for blue cone monochromacy (BCM), also known as X-linked achromatopsia. As part of the collaboration, BCMFF will share scientific and clinical study data with AGTC that have been generated through its research efforts, and will also provide patient advocacy and clinical trial support to AGTC.

•

Also in January, AGTC announced preclinical data evaluating cone-specific promoters for use in gene therapy treatments of achromatopsia (ACHM) and other retinal diseases. These data, together with other study results, have been used to select the optimal components for AGTC’s ACHM-B3 and ACHM-A3 gene therapy clinical development programs.

•

AGTC announced in December that it had entered into a broad, multi-target collaboration agreement with Synpromics Limited to develop and optimize synthetic promoters for enhanced gene therapy candidates.

•	In November, the U.S. Food and Drug Administration granted an orphan drug designation for the company’s gene therapy product candidate for the treatment of ACHM caused by mutations in the CNGA3 gene.

Selection of ALD as a Discovery Program under the Partnership with Biogen

AGTC today announced that Biogen has selected ALD as the indication for the non-ophthalmic discovery program under the terms of the collaboration arrangement.  The arrangement includes options for three discovery programs, two in ophthalmic diseases and one in a non-ophthalmic condition.

ALD is an X-linked disorder of fatty acid metabolism that leads to accumulation of very long chain fatty acids in tissues throughout the body, mainly in the central nervous system and the adrenal gland. Clinically, ALD is a heterogeneous disorder with several distinct phenotypes, including rapidly declining neurological function and early death in young boys or progressive muscular weakness leading to lower limb paralysis in adults.

Financial Results for the Quarter Ended December 31, 2015

Total revenue for the three months ended December 31, 2015 was $12.2 million compared to $652 thousand generated during the same period in 2014. Revenue recorded during the three months ended December 31, 2015 resulted primarily from the amortization of upfront fees received under AGTC’s collaboration with Biogen. Grant revenue generated in the three months ended December 31, 2015 decreased year-over-year due primarily to reduced research and development activities on grant-funded projects.

Research and development expense for the three months ended December 31, 2015 increased by $3.8 million to $7.2 million compared to the same period in 2014. The year-over-year increase was largely a result of higher outside program costs and license and related fees due to the increased activity relating to the development of the company’s product candidates.  Employee-related and share-based compensation costs also increased year-over-year due primarily to the hiring of additional employees to support the company’s increased level of research and development activity.

General and administrative expense for the three months ended December 31, 2015 increased by $200 thousand to $2.1 million compared to the same period in 2014. The increase was primarily driven by higher employee-related expenses resulting from the hiring of additional employees to support the company’s continued expansion.

For the three months ended December 31, 2015, the company recorded net income of $3.0 million, compared to a net loss of $4.7 million generated in the same period of 2014.

At December 31, 2015, the company's cash, cash equivalents and investments amounted to $190.6 million.

Conference Call and Webcast

AGTC will host a conference call and webcast today at 5:00 p.m. (ET) to discuss financial results for the second fiscal quarter ended December 31, 2015.  To access the call, dial 888-417-8533 (US) or 719-457-2648 (outside of the US). The passcode is 4571416. A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events.cfm. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases, with an initial focus in ophthalmology. AGTC's lead product candidates focus on inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function, and which currently lack effective medical treatments.

AGTC's product pipeline includes six named ophthalmology development programs across five targets (X-linked retinoschisis (XLRS), X-linked retinitis pigmentosa (XLRP), achromatopsia, wet age-related macular degeneration and blue cone monochromacy), two non-ophthalmology programs (alpha-1 antitrypsin deficiency and ALD) and AGTC is continuing to develop early research studies in additional indications. AGTC employs a highly targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need, clinical feasibility and commercial potential. AGTC has a significant intellectual property portfolio and extensive expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as, expertise in the formulation, manufacture and physical delivery of gene therapy products.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity, extreme light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

About Age-related Macular Degeneration (AMD)

AMD is a retinal disease that usually affects older adults and results in a loss of vision in the center of the visual field (the macula).  It is a major cause of blindness and visual impairment in older adults and occurs in “dry” and neovascular, or “wet,” forms.

About Adrenoleukodystrophy (ALD)

ALD is an X-linked genetic disorder that causes damage to the nervous system and adrenal glands, primarily in young boys. The cerebral form of ALD in children is characterized by difficulty in school, hearing and vision loss, difficulty swallowing and declining motor control, and progresses rapidly to total disability or death in as little as two years. A second form of ALD is characterized by weakness of the legs that begins in adulthood and progresses to lower limb paralysis.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. These statements relate to a variety of matters, including but not limited to, AGTC’s expectations regarding its ability to execute its clinical and business strategies and the anticipated utility of AAV vectors made using AGTC's proprietary manufacturing method in the treatment of AAT deficiency, ALD and other therapeutic indications. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors, which include, but are not limited to, the following: no gene therapy products have been approved in the United States and AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; uncertainty regarding AGTC’s ability to achieve the expected benefits from its collaborations with Biogen and others, including as a result of risks and uncertainties associated with drug development and commercialization; AGTC relies on third parties to conduct, supervise and monitor its clinical trials and to conduct certain aspects of its research, product manufacturing and protocol development; and increased regulatory scrutiny of gene therapy and genetic research could damage public perception of AGTC's product candidates or adversely affect AGTC's ability to conduct its business. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading "Item 1A—Risk Factors" in AGTC's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, AGTC assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
In thousands, except per share data	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$44,402	$39,187
Investments	105,614	22,454
Grants receivable	896	883
Prepaid and other current assets	1,890	1,608
Total current assets	152,802	64,132
Investments	40,591	23,629
Property and equipment, net	513	478
Intangible assets, net	1,408	1,448
Grants receivable and other assets	763	487
Total assets	$196,077	$90,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$817	$1,191
Accrued and other liabilities	6,122	3,451
Deferred revenue	46,898	—
Total current liabilities	53,837	4,642
Deferred revenue, net of current portion	40,215	—
Total liabilities	94,052	4,642
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 18,038 and 16,491 shares issued; 18,033 and 16,476 shares outstanding at December 31, 2015 and June 30, 2015, respectively	18	16
Additional paid-in capital	196,737	174,168
Accumulated deficit	(94,730)	(88,652)
Total stockholders' equity	102,025	85,532
Total liabilities and stockholders' equity	$196,077	$90,174

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
In thousands, except per share amounts	2015	2014	2015	2014
Revenue:
Collaboration revenue	$11,843	$—	$22,835	$—
Grant and other revenue	346	652	416	1,357
Total revenue	12,189	652	23,251	1,357
Operating expenses:
Research and development	7,203	3,438	24,240	7,871
General and administrative	2,116	1,916	5,354	3,597
Total operating expenses	9,319	5,354	29,594	11,468
Income (loss) from operations	2,870	(4,702)	(6,343)	(10,111)
Other income:
Investment income	175	52	265	80
Total other income	175	52	265	80
Net income (loss)	$3,045	$(4,650)	$(6,078)	$(10,031)
Net earnings (loss) per share, basic and diluted	$0.17	$(0.28)	$(0.35)	$(0.63)
Weighted average shares outstanding - basic	17,998	16,422	17,585	16,027
Weighted average shares outstanding - diluted	18,262	16,422	17,585	16,027

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com